Exhibit 99.1

CONTACT:

John R. Barr

President

617-926-1551

john.barr@vitechnologies.com

Vitex Announces Management Change

Watertown, MA (May 9, 2005) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of anti-infective therapeutics, announced that John Barr, President, will resign from Vitex following a transition period expected to last until the end of July, 2005. Prior to successfully closing the merger with Panacos Pharmaceuticals on March 11, 2005, Mr. Barr was President and CEO of Vitex.

Dr. Samuel Ackerman, Chairman and CEO of Vitex commented, “John made numerous important contributions to Vitex under his leadership as President and CEO, most recently and notably the pivotal role he played, on behalf of Vitex, in negotiating and closing the transformational merger with Panacos Pharmaceuticals. The Board and I thank him and wish him every success in his future endeavors.”

Mr. Barr commented, “When we first discussed the merger over a year ago, PA-457 was a promising preclinical drug. In clinical testing to date, it has met or exceeded our expectations and I believe that it has the potential to make a significant contribution to the treatment of HIV. I look forward to working closely with Vitex to ensure a successful transition and in helping to establish a strong foundation upon which to build a leading anti-infectives company.”

About Vitex

Vitex is developing the next generation of anti-infective products. The Company is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Vitex’s proprietary discovery technologies and lead therapeutic candidate PA-457 focus on novel targets in the virus life cycle, including virus fusion and virus maturation. The Company’s separate INACTINE(tm) technology is designed to inactivate a wide range of viruses, bacteria and parasites in blood products, and has demonstrated its ability to remove prion proteins. For more information on Vitex, please visit our web site at: http://www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the Company’s ability to execute plans to resume its clinical trial program for its lead product candidate, the INACTINE(tm) viral inactivation system for red blood cells, the execution of the Company’s financing plans, anticipated future clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.